Exhibit 99.1

Cheniere’s Celestine River Sails from Nigeria with Cool Down Cargo for Sabine Pass

HOUSTON--(BUSINESS WIRE)--Cheniere Energy, Inc. (AMEX:LNG) announced today that the Celestine River LNG vessel has departed from the Nigeria LNG terminal fully laden with her first cargo of liquefied natural gas. She will arrive at the Sabine Pass LNG terminal around April 12, 2008 and deliver the cargo for Sabine Pass’s “cool down” process which cools the terminal to its normal operating temperature. The Federal Energy Regulatory Commission (FERC) granted our request to accept cargoes for testing on March 14, 2008.

“After several years of development and construction, we are very excited to receive our cool down cargo on our own ship. We hope this marks the beginning of a long relationship with Nigeria LNG, a dominant LNG producer in the Atlantic Basin,” said Chairman and CEO Charif Souki.

Sabine Pass LNG will be the largest LNG receiving terminal in North America by regasification capacity at 4 Bcf/d and will have 16.8 Bcf of LNG storage capacity with two berths capable of handling the largest LNG vessels. It is located in Cameron Parish, Louisiana on 853 acres of land remote from dense population and only 3.7 miles from the open waters of the Gulf of Mexico.

The Sabine Pass LNG receiving terminal is owned by Cheniere Energy Partners, L.P. (AMEX:CQP), in which Cheniere Energy, Inc. has a 90.6% interest through its ownership of common units, general partner units and subordinated units.

The Celestine River is a new, 145,000 cm-capacity LNG vessel owned and operated by K-Line LNG shipping and chartered by Cheniere.

The Nigeria LNG terminal is located in Bonny Island, Nigeria and operated by Nigeria LNG Limited.

Cheniere Energy, Inc. is developing a network of three LNG receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. Cheniere is pursuing related business opportunities both upstream and downstream of the terminals. Cheniere also founded and holds a 30% limited partner interest in Freeport LNG. Cheniere is based in Houston, Texas with offices in Louisiana, Texas, Washington, D.C., London, England and Paris, France. Additional information about Cheniere may be found on its web site at www.cheniere.com.

CONTACT:
Cheniere Energy, Inc., Houston
Investors
Christina Cavarretta, 713-375-5100
Media
Kim Hull, 713-375-5105